Exhibit 99.1

Monday, May 17, 2010

Advant-e Corporation Announces First Quarter 2010

Results

Company Reports Net Income Increase of 13% and Revenue Increase of 2% over First

Quarter of 2009

DAYTON, Ohio, May 17, 2009 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the first quarter of 2010. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

For the first quarter of 2010 the Company reported revenue of $2,193,821, a 2% increase, compared to revenue of $2,155,291 in the first quarter of 2009. Revenue from Edict Systems increased 10% in the quarter while revenue from Merkur Group decreased by 33%.

Net income for the first quarter of 2010 was $264,279, or $.004 per share, a 13% increase compared to net income of $234,677, or $.003 per share, for the same period in 2009.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “Edict Systems performed well in the first quarter with revenue increases across all major product and service categories and an increase in net income of 31%. Merkur Group continues to struggle with sluggish software sales as potential customers continued to delay purchasing decisions as they deal with the uncertainty of today’s business climate. Due to Merkur’s recurring revenue from maintenance contracts on software sold in prior years as well as the Company’s efforts to control costs and expenses, Merkur contributed slightly to net income in the quarter.”

“I am cautiously optimistic that Merkur’s results will improve during the remainder of 2010. The overall economy is showing signs of improvement and Merkur’s pipeline of opportunities is expanding for both software-based and on-demand services,” continued Mr. Wadzinski.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$2,193,821	2,155,291
Cost of revenue	933,984	899,659

Gross margin	1,259,837	1,255,632
Marketing, general and administrative expenses	859,101	887,285

Operating income	400,736	368,347
Other income (expense), net	800	(19,649)

Income before income taxes	401,536	348,698
Income tax expense	137,257	114,021

Net income	$264,279	234,677

Earnings per share – basic and diluted	$0.004	0.003

Weighted average shares outstanding – basic and diluted	66,722,590	67,116,990

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2010 (Unaudited)	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$3,240,650	2,713,996
Accounts receivable, net	772,824	634,055
Prepaid software maintenance costs	197,635	162,507
Prepaid expenses and deposits	78,988	75,519
Prepaid income taxes	—	39,798
Deferred income taxes	163,056	139,144

Total current assets	4,453,153	3,765,019
Software development costs, net	188,119	149,956
Property and equipment, net	305,594	312,821
Goodwill	1,474,615	1,474,615
Other intangible assets, net	308,042	329,220

Total assets	$6,729,523	6,031,631

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$154,087	115,546
Dividend payable	1,334,452	1,334,452
Accrued salaries and other expenses	304,942	146,699
Income taxes payable	120,840	—
Deferred revenue	697,756	582,298

Total current liabilities	2,612,077	2,178,995
Deferred income taxes	261,555	261,024

Total liabilities	2,873,632	2,440,019

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,951,010 shares issued and 66,722,590 shares outstanding	66,951	66,951
Paid-in capital	1,964,221	1,964,221
Retained earnings	1,852,911	1,588,632
Treasury stock at cost, 228,420 shares	(28,192)	(28,192)

Total shareholders’ equity	3,855,891	3,591,612

Total liabilities and shareholders’ equity	$6,729,523	6,031,631

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$264,279	234,677
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	55,480	62,767
Amortization of software development costs	20,446	20,445
Amortization of other intangible assets	21,178	21,178
Loss on disposal of property and equipment	800	—
Deferred income taxes	(23,381)	(45,039)
Purchases of trading securities	—	(43,949)
Proceeds from sales of trading securities	—	49,828
Net unrealized loss on trading securities	—	4,667
Net realized loss on sale of trading securities	—	18,401
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(138,769)	(129,200)
Prepaid software maintenance costs	(35,128)	(16,829)
Prepaid expenses and deposits	(3,469)	(5,240)
Prepaid income taxes	39,798	16,837
Accounts payable	38,541	1,802
Accrued salaries and other expenses	158,243	(37,891)
Income taxes payable	120,840	116,223
Deferred revenue	115,458	30,958

Net cash flows from operating activities	634,316	299,635

Cash flows from investing activities:
Purchases of property and equipment	(49,053)	(7,390)
Software development costs	(58,609)	—

Net cash flows from investing activities	(107,662)	(7,390)

Cash flows from financing activities:
Purchase of treasury shares	—	(3,920)

Net increase in cash and cash equivalents	526,654	288,325
Cash and cash equivalents, beginning of period	2,713,996	2,090,005

Cash and cash equivalents, end of period	$3,240,650	2,378,330

Supplemental disclosures of cash flow items:
Income taxes paid	$—	26,000
Non-cash transaction: Retirement of shares	—	623

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.